July 11, 2001

OFFER TO PURCHASE

BETWEEN:

Solar Energy Limited (XSEL) as Vendor. XSEL is a public company listed on the OTC BB.

AND:

Hyaton Organics, Inc. (Hyaton) as Purchaser. Hyaton is a public company listed on the OTC BB.

XSEL owns or controls 100% of the shares of a private company called Sunspring, Inc. (Sunspring.) Sunspring is incorporated in the state of Nevada and was formed to specifically produce bulk potable water using solar energy and sea or brackish water. The target is to produce potable water for less than $0.50 (US) per 1,000 gals ($0.125 / m2) The assets of Sunspring are certain intellectual property rights including either patents or patents-pending or exclusive global license to use the patents. The assets include existing proof-of-theory prototypes and miscellaneous equipment and technology located at Sunspring's office/lab in Los Alamos, New Mexico.

A full list of assets of Sunspring is attached to this offer as Schedule A which is attached to and forms part of this offer.

For $100 and other consideration, receipt of which is hereby acknowledged, Hyaton hereby offers to purchase from XSEL 100% of the shares of Sunspring on the following terms and conditions:

1. Price: Hyaton shall issue from treasury by way of a share exchange 10,000,000 common shares at a deemed value to be mutually agreed upon between the parties. Hyaton undertakes to file a full registration statement with the SEC pursuant to the requirements of the Securities Act of 1933 so that the 10,000,000 shares are qualified for resale. Such filing shall be made within 60 days of the formal closing of this transaction.

2. Closing Date: On or before August 31, 2001.

3. Subject Clause: This offer is subject to the following conditions:

a) Vendor's satisfactory review of the share structure and balance sheet of Hyaton,

b) The Purchaser's due diligence relative to a review of the assets and financial records of Sunspring.

c) Final approval of closing documentation by the Directors of Hyaton and XSEL.

d) Regulatory and Shareholder approvals as may be required.

4. Representations and Warranties required of the Purchaser on or before Closing:

a) That it is legally entitled to enter into this agreement.

b) That Hyaton at the time of closing will be a fully reporting public company listed on OTC-BB essentially in full compliance with all regulatory authorities.

c) That on closing there will be no less than $1,000,000 in working capital available for Sunspring to undertake its program. In addition, a commitment to provide further working capital as specified within the Sunspring business plan.

d) That there are no more than 27,556,000 existing shares (fully diluted) issued.

5. Representations and Warranties required of the Vendor on or before Closing:

a) That it is legally entitled to enter into this transaction.

b) That the assets of Sunspring outlined in Schedule A are free and clear of all liabilities, as documented by way of a current audited statement of Sunspring.

c) Sunspring will provide an acceptable business plan detailing a corporate development strategy for the commercialization of its technologies. The plan will define the roles of existing management and the requirement for additional staff. (Hyaton's strategic planning consultant will be available to assist in this regard.)

6. Miscellaneous General Conditions:

a) Time is of the essence and this agreement is governed by the laws of Nevada.

b) On closing, XSEL to provide 2 or 6 directors to the Board of Hyaton and 2 of 5 directors to the Board of Sunspring. All directors to be suitable to SEC requirements.

c) On execution this is a binding agreement but additional documentation will be required to fully outline this transaction. In particular, documents may need to be modified in order to conform to SEC requirements and to minimize both present and future income tax to the mutual benefit of both parties. Both parties agree to execute such additional documents on a timely basis.

d) Delivery of an executed copy of this letter by facsimile or other means of electronic communication capable of producing a printed copy will be deemed to be executed and delivery of this letter on such date as the communication is delivered. This offer is open for acceptance until 5:00 p.m. PST, July 12, 2001.

SIGNED:

Solar Energy Limited

/s/ signed

AGREED:

Hyaton Organics, Inc.

/s/ signed

Schedule A

Assets of Sunspring, Inc.

In general, the assets of Sunspring, Inc. include all of the intellectual property rights of certain processes to produce potable water from sea or brackish water using solar energy. There are three specific concepts to produce water and they are as follows:

1. H20NOW - this is Sunspring's name for its patented concept to produce potable water from seawater using a patented collector called Solawatt. Sunspring has the exclusive global license to use Solawatt which is a unique method of collecting solar energy such that not only does Solawatt generate energy in the daylight but stores energy so that it can be used at night, albeit on a reduced scale. A further innovation, a patented pump/expander designed by XSEL, called MECH is also used in the project and Sunspring has the exclusive global rights to use the MECH system in its operations.

2. H2ONOW Modified - this concept is identical to H2ONOW except that it uses an off-the-shelf solar collector that is readily available. The calculated end result is water that is some 15% more expensive to produce than H2ONOW using the Solawatt collectors.

3. SDWATER - this concept uses a solar dish as the solar collector (as designed by XSEL for exclusive global use by Sunspring.) It also uses two MECHs in a patent pending concept that also is to produce potable water at less than $0.50 / 1000 gals. This concept requires far less land than H2ONOW and is suitable for areas where the land is not flat.

The assets include the patents and patents-pending for the production of water as outlined along with the necessary exclusive global licensing rights to use the MECH, Solawatt and Solar Dish concepts as designed by XSEL. In general, the assets include the existing proof-of-theory prototypes built in Los Alamos along with all existing and necessary parts, supplies, and equipment used in the design of the prototypes. Satisfactory management contracts with Dr. Reed Jensen and Dr. Mel Prueitt to be executed on closing along with a 12 month budget / business plan.